Exhibit 99.1

Leading the world in quality lift truck attachments, forks and accessories

2201 NE 201st Avenue
Fairview, OR 97024-9718
PO Box 20187
Portland, OR 97294-0187
800 CASCADE (227.2233)
Tel 503 659 5300
Fax 503.669.6716
www.cascorp.com

Portland, Oregon

September 7, 2006

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2006 AND SHARE REPURCHASE PROGRAM

Cascade Corporation (NYSE: CAE) today reported its financial results for the second quarter ended July 31, 2006.

Overview

•                  Net sales of $119.4 million for the second quarter of fiscal 2007 were 4% higher than net sales of $115.0 million for the prior year quarter.

•                  Net income of $11.9 million ($0.91 per diluted share) for the second quarter of fiscal 2007 was 11% higher than net income of $10.8 million ($0.84 per diluted share) for the second quarter of fiscal 2006.  The increase is due to higher levels of profitability in both North America and China.

•                  The company plans to repurchase up to $80 million of its shares over the next two years.

Second Quarter Fiscal 2007 Summary

•                  Summary financial results for the second quarter are outlined below (in thousands, except earnings per share):

Quarter ended July 31,	2006	2005	% Change
Net sales	$119,376	$114,966	4%
Gross profit	38,353	36,570	5%
Gross profit %	32%	32%
SG&A	19,897	18,927	5%
Loss on disposition of assets	45	1
Amortization	305	767
Operating income	18,106	16,875
Interest expense (income), net	(34)	528
Other expense (income), net	(287)	65
Income before taxes	18,427	16,282	13%
Provision for income taxes	6,504	5,532
Effective tax rate	35%	34%
Net income	$11,923	$10,750	11%
Diluted earnings per share	$0.91	$0.84

•                  Higher sales in the second quarter of fiscal 2007 were primarily the result of a change in product mix and increases in selling prices in fiscal 2006, which were made in response to increasing material costs.  Details of the sales increase for the second quarter of fiscal 2007 over the prior year second quarter follow (in millions):

Revenue growth	$2.7	2%
Foreign currency changes	1.7	2%
Total	$4.4	4%

•                  The consolidated gross profit percentage of 32% in the second quarter was consistent with the second quarter of the prior year.  As previously noted, the increases in selling prices have been offset by corresponding cost increases.

•                  The majority of the increase in SG&A was attributable to general cost increases and higher share-based compensation costs.

•                  The effective tax rate of 35% is up slightly from the 34% rate in the second quarter of the prior year.  This is due primarily to additional valuation allowances from pre-tax losses in Europe.

Market Conditions

•                  Percentage increases in second quarter lift truck industry shipments, by region, as compared to the same quarter in the prior year are outlined below.  Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for our products.

Second Quarter*
North America	(4)%
Europe	10%
Asia Pacific, excluding China	6%
China	42%

*Represents calendar year data

•                  We are continuing to see some increases in the cost of certain steel parts and other components.    We will continue our efforts to aggressively mitigate the effect of increases to the cost of parts and components through a variety of means, although there is no assurance we will be able to mitigate the full impact of all material cost increases.

North America Summary

Quarter ended July 31,	2006	2005	% Change
Net sales	$65,847	$61,793	7%
Gross profit	26,081	24,063	8%
Gross profit %	40%	39%
SG&A	11,503	10,897	6%
Loss (gain) on disposition of assets	5	(1)
Amortization	89	37
Operating income	$14,484	$13,130	10%

•                     The majority of our revenue increase over the prior year can be attributed to a change in product mix and increases in selling prices.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$3.4	6%
Foreign currency changes	0.7	1%
Total	$4.1	7%

•                  The gross profit percentage of 40% was 1% higher than the prior year second quarter.  The effect of price increases, the majority of which went into effect beginning in the last nine months of fiscal 2006, have offset increased material and other costs.

•                  Increased SG&A expense was primarily attributable to share-based compensation costs.

Europe Summary

Quarter ended July 31,	2006	2005	% Change
Net sales	$33,827	$35,297	(4)%
Gross profit	6,273	6,691	(6)%
Gross profit%	18%	19%
SG&A	5,548	5,383	3%
Loss on disposition of assets	45	1
Amortization	208	723
Operating income	$472	$584	(19)%

•                     Details of the revenue decrease for the quarter over the prior year quarter follow (in millions):

Revenue decline	$(2.4)	(7)%
Foreign currency changes	0.9	3%
Total	$(1.5)	(4)%

•                  The decrease in sales in Europe can be primarily attributed to some loss of market share for certain products and a general slowdown in the order activity in Europe in recent months.  It is uncertain whether this will be a continuing trend.  We are taking steps to both expand our existing sales staff and realign existing resources to provide more focus on two emerging markets, Eastern Europe and the Middle East, which have shown strong growth in the first half of fiscal 2007.  These two markets currently account for 10% of our total sales in Europe.

•                  Gross profit percentage in Europe was down slightly in the second quarter compared to the prior year. Higher manufacturing costs, primarily related to material cost increases, have offset any price increases or efficiency gains in manufacturing.  Prior year results included $275,000 of expenses related to the closure of our Hoorn, The Netherlands facility, which terminated operations in the latter half of fiscal 2006.

•                  The increase in SG&A was primarily due to currency changes.

Asia Pacific Summary

Quarter ended July 31,	2006	2005	% Change
Net sales	$12,319	$12,024	2%
Gross profit	2,979	3,478	(14)%
Gross profit %	24%	29%
SG&A	2,130	1,960	9%
Loss (gain) on disposition of assets	(6)	1
Operating income	$855	$1,517	(44)%

•                  The sales increase in the Asia-Pacific region, which excludes China, was primarily due to strong sales growth in Korea and Japan.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$0.4	3%
Foreign currency changes	(0.1)	(1)%
Total	$0.3	2%

•                  Gross profit percentage declined due to a higher percentage of lower margin OEM products and higher material costs which could not be passed on to customers through higher sales prices.

•                  The increase in SG&A was due to employee costs related to management positions created to support various corporate initiatives.

China Summary

Quarter ended July 31,	2006	2005	% Change
Net sales	$7,383	$5,852	26%
Gross profit	3,020	2,338	29%
Gross profit%	41%	40%
SG&A	716	687	4%
Loss on disposition of assets	1	—
Amortization	8	7
Operating income	$2,295	$1,644	40%

•                  The net sales increase in China is due to a very strong Chinese lift truck market and general economic conditions in China.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$1.3	23%
Foreign currency changes	0.2	3%
Total	$1.5	26%

•                  Gross margin percentages in China have increased slightly to 41%.  To date any increases in selling prices and additional shipment volumes have offset any cost increases.

•                  Selling and administrative costs increased 1% in the second quarter excluding currency changes.  This increase is due to additional sales and marketing costs, professional fees and other miscellaneous costs.

Share Repurchase and Other Matters

•                  On September 5, 2006, our Board of Directors declared a quarterly dividend of $0.15 per share, payable on October 20, 2006 to shareholders of record as of October 3, 2006.

•                  On September 5, 2006, our Board of Directors authorized a share repurchase program of up to $80.0 million over a two year period.  Repurchases will be made on an on-going basis based on market conditions, relevant securities laws and other factors.  It is anticipated that a majority of the share repurchases will be funded through cash flow from operations and existing cash balances.

•                  We are negotiating an increase in our revolving credit facility from $25.0 million to $125.0 million to fund our planned expansion into the construction attachment market and to provide short-term funding for the share repurchase program.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, September 7, 2006 at 2:00 pm PDT.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 257-7063, International callers can access the call by dialing (303) 262-2130.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11069428#, or internationally, by dialing (303) 590-3000 and entering passcode 11069428#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited — in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 31		July 31
	2006	2005	2006	2005

Net sales	$119,376	$114,966	$237,150	$229,481
Cost of goods sold	81,023	78,396	162,108	155,423
Gross profit	38,353	36,570	75,042	74,058

Selling and administrative expenses	19,897	18,927	39,749	37,045
Loss (gain) on disposition of assets	45	1	(617)	(27)
Amortization	305	767	607	943

Operating income	18,106	16,875	35,303	36,097
Interest expense	493	698	1,025	1,448
Interest income	(527)	(170)	(882)	(277)
Other expenses (income)	(287)	65	(321)	(137)

Income before provision for income taxes	18,427	16,282	35,481	35,063
Provision for income taxes	6,504	5,532	12,524	12,105
Net income	$11,923	$10,750	$22,957	$22,958

Basic earnings per share	$0.95	$0.87	$1.83	$1.87
Diluted earnings per share	$0.91	$0.84	$1.75	$1.79

Basic weighted average shares outstanding	12,569	12,302	12,555	12,266
Diluted weighted average shares outstanding	13,074	12,856	13,133	12,808

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEET

(Unaudited — in thousands, except per share amounts)

	July 31	January 31
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$43,849	$35,493
Marketable securities	22,004	23,004
Accounts receivable, less allowance for doubtful accounts of $1,521 and $1,415	78,336	67,020
Inventories	54,849	56,996
Deferred income taxes	3,550	3,232
Prepaid expenses and other	5,564	5,373
Total current assets	208,152	191,118
Property, plant and equipment, net	76,452	75,374
Goodwill	79,753	78,820
Deferred income taxes	12,803	11,851
Other assets	4,014	4,120
Total assets	$381,174	$361,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,389	$4,741
Current portion of long-term debt	12,593	12,681
Accounts payable	22,475	25,124
Accrued payroll and payroll taxes	9,091	8,710
Accrued environmental expenses	979	984
Other accrued expenses	10,708	13,916
Total current liabilities	60,235	66,156
Long-term debt, net of current portion	12,500	12,500
Accrued environmental expenses	6,261	6,951
Deferred income taxes	3,959	4,009
Other liabilities	12,934	12,261
Total liabilities	95,889	101,877

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,600 and 12,536 shares issued and outstanding	6,300	6,268
Additional paid-in capital	24,282	21,590
Retained earnings	243,055	223,867
Accumulated other comprehensive income	11,648	7,681
Total shareholders’ equity	285,285	259,406
Total liabilities and shareholders’ equity	$381,174	$361,283

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Six Months Ended July 31
	2006	2005

Cash flows from operating activities:
Net income	$22,957	$22,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,494	8,339
Share-based compensation	1,882	369
Deferred income taxes	(1,363)	(298)
Gain on disposition of assets	(617)	(27)
Changes in operating assets and liabilities:
Accounts receivable	(9,586)	(4,377)
Inventories	3,557	(3,167)
Prepaid expenses and other	(802)	(1,071)
Accounts payable and accrued expenses	(4,544)	(5,183)
Income taxes payable and receivable	(2,092)	51
Other assets and liabilities	(491)	1,024
Net cash provided by operating activities	16,395	18,618

Cash flows from investing activities:
Capital expenditures	(6,248)	(5,287)
Sales of marketable securities	7,100	10,150
Purchases of marketable securities	(6,100)	(24,050)
Proceeds from sale of assets	1,607	190
Net cash used in investing activities	(3,641)	(18,997)

Cash flows from financing activities:
Cash dividends paid	(3,769)	(2,947)
Payments on long-term debt	(88)	(228)
Notes payable to banks, net	(530)	(115)
Common stock issued under share-based compensation plans	724	1,812
Excess tax benefit from exercise of share-based compensation awards	118	720
Net cash used in financing activities	(3,545)	(758)

Effect of exchange rate changes	(853)	(2,923)

Change in cash and cash equivalents	8,356	(4,060)
Cash and cash equivalents at beginning of period	35,493	30,482

Cash and cash equivalents at end of period	$43,849	$26,422